September 12, 2001




Consent of Independent Accountants




We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of WaveRider Communications Inc. of our report dated February 16, 2001 relating to the consolidated financial statements, which appears in WaveRider Communications Inc.'s Annual Report on Form 10-K for 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/S/ PricewaterhouseCooper LLP


Chartered Accountants






PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.